(d)(4)(v)

December 17, 2012

Christopher Kurtz

Vice President

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement (the “Agreement”) dated August 1, 2003 between ING Investments, LLC and Aeltus Investment Management, Inc., now known as ING Investment Management Co. LLC (“Sub-Adviser”), as amended, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Short Term Bond Fund (the “Fund”), a newly established series of ING Funds Trust, effective on December 17, 2012, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance , Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets allocated to the Sub-Adviser)

ING Floating Rate Fund	0.2475%

ING GNMA Income Fund	0.2115% on first $1 billion of assets 0.1800% on next $4 billion of assets 0.1575% on assets thereafter

ING High Yield Bond Fund	0.2295% on first $1 billion of assets 0.2025% on next $4 billion of assets 0.1800% on assets thereafter

ING Intermediate Bond Fund	0.0765%

ING Short Term Bond Fund	0.1575%

ING Strategic Income Fund	0.2475%